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                                                                Exhibit 99.0

                            GARDNER DENVER, INC.
                           1800 Gardner Expressway
                              Quincy, IL 62301


  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549-0408


  Re: Letter to Commission pursuant to Temporary Note 3T


  Ladies and Gentlemen:

  Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Gardner Denver, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                           Very truly yours,

                           GARDNER DENVER, INC.

                           /s/ Philip R. Roth

                           Philip R. Roth
                           Vice President, Finance and Chief Financial Officer